Avadel Pharmaceuticals plc
Insider Trading Policy
Purpose
This Insider Trading Policy (this “Policy”) provides requirements with respect to handling confidential information about and transacting in the securities of Avadel Pharmaceuticals plc (“Avadel” or the “Company”) (Nasdaq: AVDL). This Policy is intended to prevent the misuse of Material Nonpublic Information (as defined on page 6 of this Policy), insider trading in securities, and the severe consequences associated with violations of insider trading laws. It is your obligation to review, understand, and comply with this Policy and applicable laws. Our Board of Directors has approved this Policy, and we have appointed Jerad G. Seurer as the Compliance Officer (with his designees, the “Compliance Officer”) to administer the policy and to be available to answer your questions.
Federal and state laws prohibit those who are aware of Material Nonpublic Information about a company from:
•Trading in shares of stock or other securities of that company.
•Providing the Material Nonpublic Information to others who may trade based on that information.
Key components of our Code of Conduct (“Code of Conduct”) are that we obey the law and we are loyal to our shareholders and customers. To promote those values and compliance with insider trading laws, we have adopted this Policy. Our reputation with our stakeholders is an important asset, and this Policy seeks to avoid even the appearance of impropriety.
Policy Summary
Please read the entire Policy carefully. The Policy has many details that you are required to understand and with which you are required to comply.
This Policy applies to all directors, officers, employees, contractors and independent consultants of Avadel and its subsidiaries. It also applies to entities you control and to certain of your family members.

If you are aware of Material Nonpublic Information relating to Avadel or its subsidiaries, you may not, directly or indirectly (1) disclose the information, (2) buy, sell, engage in any other transactions in or advise on a transaction in Avadel securities, (3) use the information for personal gain or (4) assist anyone with these activities. These prohibitions also apply to Material Nonpublic Information about other companies that you obtain in the course of your work for Avadel.
You may not engage in short sales of Avadel securities, transactions in derivative Avadel securities or transactions in hedging instruments involving Avadel securities.
Directors, officers and certain key employees (Tier 1 Insiders and Tier 2 Insiders (as defined in Appendix A)) may not use Avadel securities as collateral and must comply with additional special procedures and, in some cases, special preclearance and reporting requirements (see Appendix A).
Applicability
Whom Does This Policy Apply To?
This Policy applies to all directors, officers, employees, contractors and independent consultants of Avadel and its subsidiaries, as well as any other individuals whom the Compliance Officer may designate as insiders because they have access to Material Nonpublic Information about the Company.
This Policy also applies to Related Persons (as defined below). You are responsible for compliance by your Related Persons.
While certain additional rules and restrictions apply to both Tier 1 Insiders and Tier 2 Insiders, special preclearance and reporting procedures also apply to Tier 1 Insiders (see Appendix A).
What Is Meant By “Related Persons”?
For purposes of this Policy, “Related Persons” include:
•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that, the Policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and you have hereby represented to Avadel that your affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning Avadel from purchasing or selling securities of Avadel or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities;

•your family members, which includes (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute (materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill);
•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities; and
•all persons who execute trades on your behalf.
You are responsible for the transactions of these persons and, therefore, should make them aware of the need to confer with you before they trade in Avadel securities, and you should treat all of these transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.
This Policy does not, however, apply to personal securities transactions of individuals where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or the individual.
Does This Policy Still Apply To Me After I Leave Avadel?
This Policy applies to you and your Related Persons so long as you are associated with the Company. If you leave the Company for any reason, this Policy, including, if applicable, the Special Procedures described in Appendix A, will continue to apply to you and your Related Persons until the later of: (1) the end of the first full trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the end of the first full trading day after any material nonpublic information known to you has become public or is no longer material.
Statement of Policy
This Policy has three components, each of which is addressed below:
(1)    You May Not Use or Disclose Material Nonpublic Information;
(2)    You May Not Engage in Speculative Trading; and
(3)    Tier 1 Insiders and Tier 2 Insiders May Not Use Avadel Securities as Collateral.
(1)You May Not Use or Disclose Material Nonpublic Information
If you are aware of Material Nonpublic Information relating to Avadel, neither you nor your Related Persons may:

•Disclose that Material Nonpublic Information to anyone, with these limited exceptions:
oAvadel employees whose jobs require them to have that information;
othird parties who are subject to a confidentiality agreement approved by Avadel that covers the information and whose engagement with Avadel requires them to have that information; or
othird party agents who are covered by statutory or regulatory confidentiality obligations to Avadel (such as attorneys) and whose engagement with Avadel requires them to have that information.
•Trade (whether for your account or for the account of another) in the Company’s securities, which includes ordinary shares, American Depositary Shares (“ADSs”), options to purchase ordinary shares, any other type of securities that the Company may issue (such as preferred shares, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied.
•Use the information for personal gain, such as sharing the information for a fee as part of an “expert network.”
•Give trading advice of any kind about the Company, including recommending the purchase or sale of any Avadel securities.
•Assist anyone engaged in the above activities.
In addition, if, in the course of working for Avadel, you learn of Material Nonpublic Information about any other company (for example, a current or potential customer, supplier or competitor of Avadel), you may not conduct any of the above actions with respect to that company.
This Policy does not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash and shares received on exercise are not sold or (2) the withholding by the Company of shares upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made in compliance with the Special Procedures (set forth in Appendix A), if applicable, or (3) the surrender for cancellation of employee stock options in satisfaction of the exercise price or the surrender for cancellation of employee stock options or restricted stock units to satisfy applicable tax withholding requirements if such surrender is permitted by the applicable plan or award agreement and the election to surrender such awards was made by in compliance with the Special Procedures, if applicable.

This Policy also does not apply to periodic wage withholding contributions by the Company or its employees that are used to purchase Company shares pursuant to the employees’ advance instructions under the Company’s Employee Share Purchase Plan (the “ESPP”). However, you may not: (1) elect to participate in the ESPP or alter your instructions regarding the level of withholding or purchase of Company securities under the ESPP; or (2) make cash contributions to the ESPP (other than through periodic wage withholding) without complying with this Policy. Any sale of securities acquired under the ESPP is subject to the prohibitions and restrictions of this Policy.
This Policy does apply, however, to: (1) the use of outstanding Avadel securities to pay part or all of the exercise price of an option; (2) any sale of shares as part of a broker-assisted cashless exercise of an option; or (3) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or satisfy applicable tax withholding requirements.
These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
What is “Material Nonpublic Information”?
There is no “bright-line” definition. You should consider information to be “material” if there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision. The information can be positive or negative and depends on the particular circumstances. Any information that could be expected to affect the particular company’s (e.g., Avadel’s) stock price, whether it is positive or negative, should be considered material. Because hindsight is often used to determine if information had an effect on the market, you should err on the side of caution in considering whether information is material.
While it is not possible to define all categories of “material information,” some examples of information that ordinarily would be regarded as material are:
•Financial results;
•Projections of future earnings or losses or other earnings guidance;
•Changes to previously announced earnings guidance or the decision to suspend earnings guidance;
•Development of a significant new product or service;
•Approval or disapproval of any product by government regulatory authorities;
•Developments regarding any programs in clinical development or subject to regulatory approval, including recent regulatory interaction and/or data that have been recently generated from ongoing or recently completed clinical trials;

•A pending or proposed joint venture, merger or acquisition;
•A disposition of a significant asset or subsidiary;
•A change in senior management or the Board of Directors;
•A change in dividend policy, declarations of stock splits, or proposed securities offerings or other financings;
•A restructuring;
•Potential restatements of the particular company’s (e.g., Avadel’s) financial statements, changes in auditors or auditor notification that the company may no longer rely on an auditor’s audit report;
•Cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;
•Significant transactions with related parties or affiliates;
•The imposition of a ban on trading in that particular company’s (e.g., Avadel’s) securities;
•The establishment of a repurchase program for the particular company’s (e.g., Avadel’s) securities;
•Operational disruptions; and
•Significant threatened or pending litigation or regulatory proceedings.
For purposes of this Policy, information is “nonpublic” unless:
•It has been widely disseminated to the investing public; and
•One full trading day has passed since publication.
By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material.
The U.S. Securities and Exchange Commission (“SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
Information that is disclosed through a newswire service, a broadcast on a widely-available radio or television program, a publication in a widely-available newspaper, a magazine or news website, our website or via social media if such posting is a regular way we communicate with investors, or a public disclosure document filed with the SEC that is available on the SEC’s website is generally considered widely disseminated. Information that is only available to the particular company’s (e.g., Avadel’s) employees or to a select group of analysts, brokers and institutional investors would not be considered “public.”
Once the information is published, it is still necessary to wait one full trading day after the release of the information so that the information can be fully absorbed by the marketplace. For example, if you have material, nonpublic information about Avadel, and that information is announced to the public on a Monday, you should not trade in Avadel securities until Wednesday. Depending on the particular circumstances, the Compliance Officer may determine that a longer or shorter period should apply to the release of specific Material Nonpublic Information.
“Tipping” is prohibited. Passing on Material Nonpublic Information (whether positive or negative) is known as “tipping.” You are prohibited from providing Material Nonpublic Information about the Company to a friend, relative, or anyone else who might buy or sell a security or other financial instrument or advise others to trade on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of Material Nonpublic Information about the Company. Not only may the “tipper” have liability for tipping, the “tippee” may have liability for trading on the information or passing it along to someone else.
Trading in securities of other companies based on Material Nonpublic Information learned during the course of your service to or employment by the Company is prohibited. Whenever, during the course of your service to or employment by the Company, you become aware of Material Nonpublic Information about another company, including any confidential information that is reasonably likely to affect the market price of that company’s securities (for example, discussions of licensing a product or acquiring that other company), neither you nor your Related Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others, or engage in any other action to take advantage of that information. If your work regularly involves handling or discussing confidential information of one of our partners, suppliers or customers, you should consult with the Compliance Officer before trading in any of that company’s securities.
Confidential information should also be protected. Confidential information is broader than Material Nonpublic Information. Generally, confidential information includes any nonpublic information obtained or created in connection with your activities with Avadel that might be of use to competitors or harmful to Avadel or its customers, suppliers, or other partners if disclosed. While this Policy restricts your use of Material Nonpublic Information, you are also required to safeguard Avadel’s confidential information. See the Code of Conduct for more information on your obligations to preserve confidential information.

(2)You May Not Engage in Speculative Trading
Whether or not you are in possession of Material Nonpublic Information, engaging in any of the following is prohibited by this Policy:
•Short sales of Avadel securities (that is, the sale of a security that a seller does not own or a sale that is consummated by the delivery of a security borrowed by, or for the account of, the seller).
•Transactions in put options, call options or similar derivative Avadel securities.
•Transactions in financial instruments that are designed to hedge or offset any decrease in the market value of Avadel’s equity securities, such as prepaid variable forward contracts, equity swaps and collars.
Some of these transactions imply an expectation on the part of the transacting party that the securities will decline in value and may signal to the market that the party lacks confidence in Avadel’s prospects. In addition, since the value of these transactions is based on a decline in the value of Avadel’s securities, personal gains made in these types of transactions may conflict with the best interests of Avadel and its shareholders. Hedging transactions may permit the party to continue to own Avadel securities, but without the full risks and rewards of ownership, creating a misalignment between the party’s interests and best interests of Avadel and its shareholders. As importantly, even the most legitimate of these structures may appear to our investors, regulators and other important stakeholders as inappropriate and not in line with the stakeholders’ best interests.
(3)Tier 1 Insiders and Tier 2 Insiders May Not Use Avadel Securities as Collateral
Whether or not you are in possession of Material Nonpublic Information, all Tier 1 Insiders and Tier 2 Insiders and their Related Persons are prohibited from pledging Avadel securities as collateral for loans (including in margin accounts). In the event the collateral is called on and sold, it may adversely affect the market for Avadel securities, or may occur during a blackout period, in either event having a potential negative effect on our reputation.
What Are The Consequences Of Violating This Policy Or The Insider Trading Laws?
Insider trading violations, including tipping, are pursued vigorously by the SEC, the national securities exchanges (through the Financial Industry Regulatory Authority), U.S. Attorneys and state enforcement authorities. Punishment for insider trading violations is severe and could include significant fines and imprisonment, including:
•disgorgement of the profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of criminal penalties of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and

•imprisonment for up to 20 years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of fines starting from $2,000,000 or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.
In addition, your failure to comply with this Policy may subject you to Avadel-imposed disciplinary action, including termination for cause, whether or not your failure to comply results in legal action.
Will I Be Held Individually Responsible For Compliance With This Policy And The Insider Trading Laws?
You have ethical and legal obligations to Avadel, its stakeholders and your colleagues to comply with this Policy. Each individual is responsible for making sure that he/she complies with this Policy, and that any Related Persons also comply with this Policy. In all cases, the responsibility for determining whether you are in possession of Material Nonpublic Information rests with you, and any action on the part of Avadel or its representatives does not in any way constitute legal advice or insulate you from liability under applicable securities laws.
Policy Administration
The Compliance Officer is responsible for the administration of this Policy. All determinations and interpretations by the Compliance Officer are final and not subject to further review.
Whom Should You Call If You Have Any Questions, Concerns or Something To Report?
The Compliance Officer at +1 636-730-1420. Call the Compliance Officer when:
•You have any questions about this Policy;
•You have a question about your own compliance with this Policy; or
•You believe there has been a violation of this Policy.
Compliance Hotline. If you do not wish to talk with the Compliance Officer, or if you want to remain anonymous, you can always call the Compliance Hotline as detailed in the Code of Conduct. The Compliance Hotline is managed by an independent-third party and allows you to report incidents you believe to be non-compliant, unethical or criminal, confidentially and anonymously (where permitted under local law). In certain circumstances, however, you may remain anonymous provided that the severity of the facts is established and the factual elements are sufficiently detailed.
Compliance Hotline Contact Information. There are three ways in which you can make reports using the Compliance Hotline:
1.Dial your country’s Toll-Free number

These numbers operate 24 hours a day, 7 days a week. Write down the case number you are given and call back after a practicable period of time with your case number to receive Avadel’s response to your report.
In the US, dial 1-844-264-2273
In Ireland, dial +353-768-887197
2.Send an email to TellAvadel@GetInTouch.com
You will receive a response email from lnTouch, an independent-third party who manages the Compliance Hotline, on behalf of Avadel in response to your report.
3.Submit your issue or concern via the web
For the US, visit www.intouchwebsite.com/TellAvadelUS
For Ireland, visit www.intouchwebsite.com/TellAvadelIreland
When you access the InTouch service via the web, you will be provided with a unique case number and password that you will need to write down so that you can later access the Company response via the web.
Unless you indicate otherwise for each of the three InTouch communication venues, and if you have provided, your name and email address will be removed from the message by InTouch before it is sent to the Company. If you would like a member of Company management or the Audit Committee to reach out to you directly regarding the concern or complaint, please leave your contact information and the contact information of the individual with whom you wish to speak in regard to the matter so InTouch can relay that information to the Company.
Use of the InTouch program is optional, and there is no consequence to employees for not using the hotline tool as their selected avenue to report concerns or potential violations. However, failure to report wrongdoing at all in any venue is basis for disciplinary action. Further, abusive use of the program can expose employees to disciplinary actions. Alternatively, good faith use of the program, even if facts subsequently turn out to be inaccurate or do not give rise to follow-up, do not expose employees to disciplinary actions.
Your Supervisor. Questions and concerns are best answered by the Compliance Officer, but you are always encouraged to talk to your supervisor(s). We value open and honest communication among our personnel.
Acknowledgement
The Company will deliver a copy of this Policy to all current employees and directors and consultants and to future employees and directors and consultants at the start of their employment or relationship with the Company. Each of these individuals must acknowledge that he/she has received a copy and agrees to comply with the terms of this Policy, and, if applicable, the Special Procedures contained herein. The attached acknowledgement must be completed and submitted to the Company within ten (10) days of receipt.

At the Company’s request, directors and employees and consultants will be required to re-acknowledge and agree to comply with the Policy (including any amendments or modifications). For that purpose, an individual will be deemed to have acknowledged and agreed to comply with the Policy, as amended from time to time, when copies of those items have been delivered by regular or electronic mail (or other delivery option used by the Company) to the Compliance Officer.
*    *    *
ADOPTED:     December 7, 2022
EFFECTIVE:    December 7, 2022
AMENDED:    August 1, 2023

APPENDIX A
SPECIAL PROCEDURES APPLICABLE TO TIER 1 INSIDERS AND TIER 2 INSIDERS
The additional procedures in this section apply to those who are more likely to have routine access to Material Nonpublic Information. These “Special Procedures” are intended to better ensure compliance with insider trading laws by those who are more likely to have access to Material Nonpublic Information.
These Special Procedures also provide guidance on reporting ownership of and permitted transactions in Avadel securities pursuant to federal securities laws and SEC regulations.
Please call the Compliance Officer if you have questions.
I.    Identification of Tier 1 Insiders. The following persons are deemed to be “Tier 1 Insiders” for purposes of the following Special Procedures:
•Board of Directors;
•Company Officers;
•Certain other employees of Avadel that are more likely to have access to highly sensitive and/or Material Nonpublic Information as identified by the Compliance Officer; and
•Related Persons of the foregoing.
II.    Identification of Tier 2 Insiders. The following persons are deemed to be “Tier 2 Insiders” for purposes of the following Special Procedures listed in Section II below:
•Certain employees of Avadel that are more likely to have routine access to Material Nonpublic Information as identified by the Compliance Officer; and
•Related Persons of the foregoing.
Note: The Compliance Officer maintains a current list of Tier 1 Insiders and Tier 2 Insiders and notifies each such person that he/she has been so designated. The Compliance Officer may determine that others should be subject to these additional Special Procedures from time to time.
III.    Trading Blackout Periods
Quarterly Trading Restrictions. Tier 1 Insiders and Tier 2 Insiders may not conduct any transactions involving Avadel’s securities during a ‘‘blackout period.”
A quarterly blackout period is the period:
•Beginning at the close of market on the third trading day prior to the last day of each fiscal quarter; and

•Continuing through the end of the first full trading day after the public release of quarterly or annual financial results (not counting the day of the release itself, if released after the beginning of The Nasdaq Stock Market’s trading hours).
Event-Specific Trading Restriction Periods. Tier 1 Insiders and Tier 2 Insiders may not conduct any transactions involving Avadel’s securities when directed by the Compliance Officer as a result of specific events.
From time to time, an event may occur that is material to Avadel and is known by only certain directors, officers and/or employees. So long as the event remains material and nonpublic, the Tier 1 Insiders and Tier 2 Insiders may not trade Avadel securities, even if such persons are not actually aware of the event.
In addition, Avadel’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, Tier 1 Insiders and Tier 2 Insiders should refrain from trading in Avadel securities even sooner than the quarterly blackout period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in Avadel’s securities, without disclosing the reason for the restriction.
If a trading restriction outside the quarterly blackout period is imposed on you, do not disclose this to others, as this may inadvertently communicate that a material event has happened.
Gifts and Other Distributions in Kind. No Insider may donate or make any other transfer of Company securities without consideration when the Insider is not permitted to trade unless the recipient agrees not to sell the shares until the Insider is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Policy.
Exceptions may be permitted in truly extraordinary circumstances, but only with the prior written approval of the Compliance Officer.
IV.    Preclearance Procedures
Tier 1 Insiders may not engage in any transaction in Avadel securities at any time without first obtaining preclearance of the transaction from Avadel’s Compliance Officer. Preclearance is also required for transactions by any Tier 1 Insider’s Related Persons.
Preclearance Process. The process for requesting preclearance is as follows:
•Submit a request for preclearance using the Stock Transaction Request form attached to this Policy to the Compliance Officer at least two business days in advance of the proposed transaction.
•When a request for preclearance is made, carefully consider whether you may be aware of any Material Nonpublic Information about the Company and certify in writing prior to the proposed trade(s) that you are not in possession of material, nonpublic information concerning the Company.

•If the Compliance Officer or his or her designee is not obligated to approve any trade requested by a Covered Person and may reject any trading request at his or her sole discretion. If the Compliance Officer or his or her designee approves the preclearance request in writing (including via e-mail), the transaction must be consummated within three business days. Even if a Covered Person has received clearance, the Covered Person may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Covered Person has otherwise received notice that the trading window has closed or (iii) the Covered Person has or acquires Material Nonpublic Information.
•The Compliance Officer or his or her designee is not obligated to approve any trade requested by a Covered Person and may reject any trading request at his or her sole discretion. If you seek preclearance and permission to engage in the transaction is denied, then you must refrain from initiating any transaction in Avadel securities, and may not inform any other person of the restriction.
In all cases, the responsibility for determining whether you are in possession of Material Nonpublic Information rests with you, and any preclearance does not in any way constitute legal advice or insulate you from liability under applicable securities laws.
V.    Exemptions for Trades Effected Pursuant to Pre-Approved Rule 10b5-1 Plans
Transactions effected pursuant to a “Rule 10b5-1 Plan” (as defined below) will not be subject to the Company’s trading windows or preclearance procedures discussed above. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Tier 1 Insiders and Tier 2 Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.
The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.
VI.    Section 16 - Reporting Ownership and Trading of Company Ordinary Shares and American Depositary Shares (“ADSs”)
This Section VI applies to members of the Board of Directors and Avadel’s executive officers, as determined by the Board of Directors (“Section 16 Insiders”).
Note: The Compliance Officer maintains a current list of Section 16 Insiders and notifies each such person that he/she has been so designated.
Section 16 of the Exchange Act, and related SEC regulations, require that ownership of and trading in Company ordinary shares and ADSs by Avadel’s Section 16 Insiders be reported to the SEC. These individuals also have Section 16 reporting obligations with respect to holdings and transactions by their Related Persons. Section 16 Insiders must:

•File reports with the SEC and furnish a copy to Avadel regarding the Section 16 Insider’s beneficial ownership of Avadel’s equity securities and changes in ownership;
•Refund to Avadel any profit from a purchase and sale, or sale and purchase, of the same class of securities within a six-month period (a “short-swing transaction”), subject to certain exemptions; and
•Refrain from engaging in “short sales” or certain “sales against the box” with respect to Avadel’s securities.
Individual Section 16 Insiders, and not Avadel, are responsible for compliance with legal requirements and liability for noncompliance. Both civil remedies and criminal penalties (including severe monetary penalties) may be incurred for violations. The Legal Department has and will continue to prepare and file such SEC forms for Section 16 Insiders pursuant to a Power of Attorney executed by each Section 16 Insider.
Note: If a company other than Avadel maintains your EDGAR filing codes (CIK and CCC), please ensure that the Legal Department is promptly notified of all updates and changes to those codes.
A.    Reporting
What transactions need to be reported?
Pecuniary interest – A Section 16 Insider must report to the SEC all transactions in Avadel stock in which the Section 16 Insider has or shares a direct or indirect “pecuniary interest” through any contract, arrangement, understanding, relationship or otherwise. This includes transactions by Related Persons.
Basically, an Insider has a “pecuniary interest” if the Section 16 Insider has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in Avadel’s shares.
You are presumed to be the beneficial owner of shares of Avadel stock if you, your spouse, or any of the family members listed below living in your household owns such stock, whether directly or indirectly (that is, through Avadel plans, trusts, estates, holding companies, partnership, limited partnership or syndicates, or through any other groups of which you, your spouse, or any family member in your household is a member that were formed for the purpose of acquiring, holding or disposing of such stock).
“Family member” means child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, whether by blood, marriage or adoption.
Note that while you are not presumed to have beneficial ownership of shares owned by a non-family member living with you, or owned by a family member not living with you, you should consider yourself the beneficial owner if you exert control or influence over that person’s investments or if the person is financially dependent on you (such a child away at school).

Beneficial ownership may also arise if:
•You are the trustee of a trust owning Avadel shares whose beneficiary is a family member not living with you; or
•You receive a fee for managing investments that include Avadel shares.
Change in form of ownership - A change in the form of ownership (for example, transferring shares from sole to joint account, distribution to a beneficiary from a trust, or a distribution of Avadel shares to you from a partnership in which you have an interest) may need to be reported, so please inform the Legal Department before such changes are made by you or your Related Persons.
Gifts and Inheritances – You must report the receipt of any shares by gift or inheritance in which you have a pecuniary interest. This may include a gift or inheritance received by a family member.
What is the deadline for reporting transactions?
Section 16 Insiders must report the details of all transactions to the Legal Department on the trade date so that a Form 4 report can be timely filed. Details include trade date, account(s) in which the trade was made, price, and quantity.
As set forth above, all transactions in Avadel shares must be precleared. Once preclearance is obtained, the transaction must be consummated within three (3) business days, and the Legal Department must be notified immediately once the transaction has occurred, together with all material terms of the transaction, including trade date, accounts(s), price, and quantity.
A Form 4 reporting a change in beneficial ownership is generally due within two (2) business days after execution of the transaction. The date of the transaction is considered to be the “trade date” of the transaction, not the “settlement date” which, in the case of market transactions, takes place three business days after the trade date.
While inheritances of Avadel stock are reportable at the end of a fiscal year, it is Avadel’s practice to file the required forms as promptly as possible following the receipt of the inheritance.
The preclearance procedures outlined above usually provides the Legal Department with sufficient notice to analyze a transaction to determine whether a Section 16 filing is required, and if so, make a timely filing. However, you are encouraged to give as much advance notice as possible to ensure a timely filing.
Note that transactions under a 10b5-1 trading plan where the Section 16 Insider does not select the date of execution require the Section 16 Insider to be especially diligent about reporting the execution of the transaction to the Legal Department, since the particular transaction (as opposed to the plan itself) is not subject to preclearance.
In broker-executed transactions, the broker plays a key role in providing the Legal Department the necessary information to file a Form 4 on your behalf. As a result, Avadel requires that you provide certain instructions to your broker (Appendix A-2). Section 16 Insiders must inform their broker-dealers that (a) they are subject to Section 16; (b) the broker shall confirm that any trade by the Section 16 Insider or any of their Related Persons has been precleared by the Company; and (c) the broker is to provide transaction information to the Section 16 Insider and/or Compliance Officer on the day of any executed transaction.
This form imposes two requirements on the broker:
1.    Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Legal Department that your transaction was precleared and complying with the brokerage firm’s compliance procedures (for example, Rule 144); and
2.    To report immediately to the Legal Department the details of every transaction involving Avadel shares, including gifts, transfers, pledges and all 10b5-1 transactions.
Do I have any Section 16 reporting obligations after I cease being a Section 16 Insider?
Maybe. If you have had any transactions within six (6) months prior to ceasing to be a Section 16 Insider, then you are responsible for timely reporting any transactions that were non-exempt under the Short-Swing Profit Rule (as defined below) occurring within that six-month period, even after you cease being a Section 16 Insider in the case of opposite-way transactions (i.e., a purchase and sale or a sale and purchase). The subsection below titled “Short-Swing Profit Rule” provides an explanation of the rule, short-swing transactions and available exemptions. Please consult with the Legal Department to determine whether you will need to report any transactions after you cease being a Section 16 Insider.
What are the penalties for failing to timely report a transaction under Section 16?
Any late or delinquent Section 16 filings are required to be reported in Avadel’s proxy statement in a separate captioned section, identifying the delinquent reporting person and the type of transaction. In more egregious cases, the SEC may impose fines or other sanctions on the delinquent reporting person. The SEC has broad authority to seek “any equitable relief that may be appropriate or necessary for the benefit of investors” for violations of any provisions of the securities laws.
B.    Short-Swing Profit Rule
If you (or a Related Person) purchase Avadel shares in a non-exempt transaction (exemptions are discussed below), then you (or your Related Persons) cannot sell any Avadel shares in a non-exempt transaction until six (6) months have elapsed. Similarly, if you sell Avadel shares in a non-exempt transaction, then you cannot purchase any Avadel shares in a non-exempt transaction until six (6) months have elapsed.
Under federal securities laws, if you purchase Avadel shares and then sell Avadel shares within any six-month period (or sell and then purchase) in non-exempt transactions, and those two transactions generate a profit for you (a “short-swing profit”), then you must repay the short-swing profit to Avadel. The “Short-Swing Profit Rule” is absolute, and there is no requirement that inside information actually be used in connection with the transaction in order for Avadel to be entitled to recover the profits of the transaction. The fact that you acted in good faith or that you had a legitimate reason for the transaction is no defense. It is irrelevant whether the sale or the purchase occurred first, and it makes no difference whether the same certificates or shares of stock are involved in both transactions or whether the proceeds of a sale are utilized to make a subsequent purchase. Furthermore, the terms “sale” and “purchase” are broadly construed to cover a wide variety of transactions.
The forms filed pursuant to Section 16 are public documents and are available to anyone. Certain attorneys make their living by reviewing these filings; when they discover a violation, they purchase one share of stock to become a shareholder of a company. Thereafter, pursuant to Section 16 they make demand on the company to recover the short-swing profit. The courts repeatedly have upheld this practice. Thus, it is probable that any short-swing transaction will result in recovery by Avadel of any profit. For this reason, Avadel has decided to prohibit short-swing transactions. Section 16 Insiders must continue to monitor their transactions in Avadel stock for a period of six (6) months from the date of their last transaction as a Section 16 Insider to ensure compliance with this prohibition.
The SEC has by rule created certain exemptions from the short-swing profit provisions for (a) certain employee benefit plans, including stock option, bonus, profit sharing, retirement, employee stock ownership plan or other similar plans, (b) the exercise or conversion of a derivative security, including an employee stock option, (c) the acquisition and/or disposition of shares of stock pursuant to bona fide gifts and transfers of shares of stock by will or the laws of descent and distribution, and (d) the acquisition of shares of stock pursuant to a typical dividend reinvestment plan. Note that many of these transactions must still be reported on a Form 4.
C.    Short Sales and Sales Against the Box
Section 16 prohibits Section 16 Insiders from engaging in any “short sales” and certain “sales against the box” of Avadel’s shares.
In a “short sale,” the seller attempts to profit from an anticipated drop in market price by selling shares he/she does not then own and covering with borrowed shares or shares bought after the decline in the market price. In a “sale against the box,” the seller owns the shares in question but covers his/her sale with borrowed shares or other shares bought after the sale while holding shares already owned “in the box.” A sale against the box is often used at year end to postpone the tax consequences of a sale into the following year. Sales against the box are prohibited unless the seller actually delivers his shares within twenty (20) days or deposits the shares in the mail within five (5) days.
D.    Rule 144 Requirements
When selling Avadel shares, you are responsible for ensuring compliance with Rule 144’s volume, manner of sale and notice requirements.
Avadel securities held by its directors and executive officers are known as “control” securities. Rule 144 of the SEC’s regulations impose certain restrictions on the transfer of control securities. Generally, transfer is permitted as long as (a) the amounts of securities that may be sold during any three-month period does not exceed the greater of one percent (1%) of the total shares outstanding or the average weekly trading volume over the preceding four weeks, and (b) the securities are sold in unsolicited brokers’ transactions or transactions directly with a market maker. In addition, notice to the SEC is required if the number of securities sold exceeds five thousand (5,000) shares or the aggregate sale price exceeds fifty thousand dollars ($50,000) in a three-month period.
VII.    Amendments or Waivers to these Special Procedures
Amendments or waivers to these Special Procedures (excluding any Appendices) affecting members of the Board of Directors, other than those involving administrative procedures, must be approved by the Board of Directors. All other amendments to these Special Procedures must be approved by the Compliance Officer and the Chief Executive Officer.
VIII.    Certification
On request of the Compliance Officer from time to time, Section 16 Insiders are required to certify that they have read, understand and will comply with this Policy, including the Special Procedures.

APPENDIX A-1
STOCK TRANSACTION REQUEST
Pursuant to Avadel Pharmaceuticals plc’s Insider Trading Policy, I hereby notify Avadel Pharmaceuticals plc (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION
Insider’s Name:
INTENT TO PURCHASE
Number of shares:
Intended trade date:
Means of acquiring shares:	Acquisition through employee benefit plan (please specify): Purchase through a broker on the open market Other (please specify):
INTENT TO SELL
Number of shares:
Intended trade date:
Means of selling shares:	Sale through employee benefit plan (please specify): Sale through a broker on the open market Other (please specify):
SECTION 16	RULE 144 (Not applicable if transaction requested involves a purchase)
    I am not subject to Section 16.
    To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.
    None of the above.

    I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended).
    To the best of my knowledge, the transaction requested above will meet all applicable conditions of Rule 144.
    The transaction requested is being made pursuant to an effective registration statement covering such transaction.
    None of the above.

CERTIFICATION

I hereby certify that I am not (1) in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure and (2) purchasing any securities of the Company on margin in contravention of the Company’s Insider Trading Policy. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.
Insider’s Signature	Date
AUTHORIZED APPROVAL
Signature of Compliance Officer (or designee)	Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

APPENDIX A-2
INSTRUCTIONS TO BROKER
As a “Section 16 Insider” of Avadel Pharmaceuticals plc, I am sending these instructions to you in order to assure compliance with the two-day filing requirement for officers and directors and others (including family members) subject to Section 16 of the Securities Exchange Act of 1934, as amended. Please acknowledge receipt of these instructions.
1.    I authorize you, my securities broker, to implement procedures for reporting to Avadel all my transactions (including those of my family members and other entities attributable to me under Section 16 whose transactions you execute) involving Avadel stock, including transfers such as gifts, pledges, hedges, etc., and other changes in beneficial ownership.
2.    Prior to executing any instruction from me involving Avadel stock, you will verify with Avadel (via the contact persons set forth below) that my proposed order or instruction has been approved. You also agree to adhere to your brokerage firm’s Rule 144 procedures and all other relevant compliance procedures.
3.    Immediately upon execution of any transaction or instruction involving Avadel stock (including Rule 10b5-1 or limit order transactions), you agree to provide all the details of the transaction to Avadel (via all the contact persons set forth below), both by telephone (primary contact) and by e-mail (primary and all secondary contacts).
4.    Avadel contact persons:

Primary contact:	Name: Title: Telephone: Email:
Secondary contact:	Name: Title: Telephone: Email:

Name of Section 16 Insider:
Signature of Section 16 Insider:

APPENDIX B
ACKNOWLEDGEMENT
I hereby acknowledge that I have read, that I understand, and that I agree to comply with the Insider Trading Policy of Avadel Pharmaceuticals plc (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy by all my “Related Persons.” I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent or any brokerage firm managing the Company’s equity incentive plan(s) against the transfer of any Company securities the Company considers to be in contravention of the Insider Trading Policy.
This acknowledgement constitutes consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Special Procedures, and to issue any stop-transfer orders to the Company’s transfer agent that the Company, in its sole discretion, deems appropriate to ensure compliance.

Date:	Signature:
Name:
Title:

Please send signed Acknowledgement to:
Jerad G. Seurer
Compliance Officer, General Counsel and Corporate Secretary
Avadel Pharmaceuticals
16640 Chesterfield Grove Road, Suite 200
Chesterfield, MO 63005
jseurer@avadel.com